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                                                                    EXHIBIT 99.1

                     [MERCANTILE(R) BANK CORPORATION LOGO]

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

            Gerald R. Johnson, Jr.    Charles Christmas
            Chairman & CEO            Chief Financial Officer
            616-726-1200              616-726-1202
            gjohnson@mercbank.com     cchristmas@mercbank.com

                      MERCANTILE BANK CORPORATION ANNOUNCES
                           FIVE PERCENT STOCK DIVIDEND

Grand Rapids, MICH., July 7, 2005 -- At a meeting held July 6, 2005, the board of directors of Mercantile Bank Corporation (Nasdaq: MBWM) declared a five percent stock dividend payable on August 1, 2005 to shareholders of record as of the close of business on July 18, 2005. The stock dividend will increase shares outstanding to approximately 7,582,389.

Gerald R. Johnson, Mercantile's Chairman and CEO, stated, "We are pleased to reward shareholders with our fifth annual five percent stock dividend, in addition to our regular quarterly cash dividend. The stock dividend reflects our continued commitment to maximize the value of our shareholders' investment in Mercantile through improved stock liquidity, while not placing capital constraints on our ability to grow."

About Mercantile Bank Corporation

Mercantile Bank Corporation is the bank holding company for Mercantile Bank of West Michigan. The Bank's primary service area is the Kent and Ottawa County area of West Michigan, which includes the City of Grand Rapids, the second-largest city in the State of Michigan. The Bank provides a wide variety of commercial banking services primarily to businesses, individuals, and governmental units through its five full-service offices in greater Grand Rapids and its Holland, Michigan office located thirty miles southwest of Grand Rapids. Mercantile Bank recently announced plans to open full-service branches in Lansing and Ann Arbor, Michigan. Mercantile Bank Corporation's common stock is listed on the Nasdaq National Market under the symbol "MBWM."

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that

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involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

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
                                        THREE MONTHS ENDED  THREE MONTHS ENDED  SIX MONTHS ENDED  SIX MONTHS ENDED
                                           June 30, 2005      June 30, 2004       June 30, 2005     June 30, 2004
                                        ------------------  ------------------  ----------------  ----------------
                                            (Unaudited)         (Unaudited)        (Unaudited)       (Unaudited)
EARNINGS PER SHARE

1)  BEFORE 5% STOCK DIVIDEND

   Net income                              $4,690,000           $3,146,000         $9,052,000        $6,119,000

   Basic income per share                  $     0.65           $     0.44         $     1.26        $     0.85

   Diluted income per share                $     0.64           $     0.43         $     1.23        $     0.84

   Average shares outstanding               7,218,512            7,172,633          7,212,451         7,165,744

   Average diluted shares outstanding       7,353,163            7,322,474          7,368,687         7,310,298

2)  AFTER 5% STOCK DIVIDEND

   Net income                              $4,690,000           $3,146,000         $9,052,000        $6,119,000

   Basic income per share                  $     0.62           $     0.42         $     1.20        $     0.81

   Diluted income per share                $     0.61           $     0.41         $     1.17        $     0.80

   Average shares outstanding               7,579,437            7,531,264          7,573,073         7,524,031

   Average diluted shares outstanding       7,720,821            7,688,597          7,737,121         7,675,812
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